Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Quest Resource Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457	(h)	1,500,	000	$8.12	$12,180,000	0.00014760	$1,797.77
Total Offering Amounts					—	—	—	—	$1,797.77
Total Fee Offsets									—
Net Fee Due									$1,797.77

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the price is based on the average of the high and low price of registrant’s common stock on August 5, 2024 as quoted on the Nasdaq Capital Market.